September 21, 2012

Carl W. Swan

Dear Mr. Swan:

On behalf of Georgetown Corporation (the “Company”), I would like to invite you to join the Company’s Board of Directors on the terms set forth below.  I believe that your knowledge and experience will be an invaluable addition to the Company.

Stock Grant – Georgetown will grant you shares pursuant to a employment agreement that is anticipated to be executed within the next 30 days. Any shares that you receive will be subject to a voluntary management lock up agreement. In addition, the Shareholders may only resell the shares of Common Stock in accordance with Rule 144 so long as the Company is current in its reporting requirements with the Securities and Exchange Commission.

You are being added to the Board of Directors as Director whose term shall expire at the 2013 Annual Meeting of Stockholders of the Company, unless reelected as a director by the shareholders of the Company at that time.   We plan on having at least monthly Board meetings, some of which will be in person and others to be telephonic.  All of your travel and accommodation expenses reasonably incurred in connection with in-person Board meetings will be reimbursed by the Company.

The Company does not yet have Directors and Officers liability insurance but intends to attempt to get such insurance as soon as it is reasonably and commercially able to do so.

Attached for your review, please find an Indemnification Agreement with the Company and copies of the Company’s Insider Trading Policy, Code of Ethics and Business Conduct, and Related Party Transaction Policy, which as a director of the Company you will be subject to.  As the Company is publicly traded, you will also be subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which requires, among other things, you to file Forms 3, 4 and 5s and comply with the short-swing profit rules – attached is a brief memo that discusses such rules.  Please do not hesitate to contact me or our General Counsel, Peter Campitiello, if you have any questions.

You acknowledge that you (a) understand the requirements of and the general terms under which you will serve as a director of the Company, (b) understand that as a director you will have a fiduciary duty to the Company and agree that you will at all times act in the Company’s best interests while acting in your capacity as a director of the Company, (c) will do your best to attend Board meetings and any meetings of committees of which you are then a member, (d) have read and will adhere to the Company’s Insider Trading Policy, Code of Ethics and Business Conduct, and Related Party Transaction Policy, (e) will comply with all applicable state and federal laws and regulations, including Sections 10 and 16 of the Exchange Act and the rules promulgated thereunder, (f) will act in accordance with the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws, as both may be amended from time to time, and the corporate law of the State of Delaware, (g) agree to hold all information and Board materials supplied to you regarding the Company in the strictest confidence and to not disclose such information or materials to any third party or use such information or materials other than in your capacity as a member of the Board of Directors of the Company, and (h) have no agreement which would be violated by your service as a director of the Company and you agree not to enter into any agreement while you are a director that creates a conflict of interest with this letter agreement.

7100 SOUTH BRYANT AVENUE, OKLAHOMA CITY, OKLAHOMA 73149

(405) 254-4422

If you are in agreement with these terms, I would appreciate it if you would execute both original copies of this letter agreement, which will also reflect your receipt and understanding of your obligations pursuant to the above identified policies and rules.  Please keep one copy of both the letter agreement and indemnification agreement for your records, and return the other copy of the letter agreement along with a signed copy of the indemnification agreement to Thomas Seifert.

We very much look forward to working with you.

Very Truly Yours,

Georgetown Corporation

By:	/s/ W. Lyn Anglin

W. Lyn Anglin
President

Accepted and Agreed

By:	/s/ Carl W. Swan

Name: Carl W. Swan

Date of Acceptance:

7100 SOUTH BRYANT AVENUE, OKLAHOMA CITY, OKLAHOMA 73149

(405) 254-4422